COAST RESORTS, INC.
                ANNOUNCES FOURTH QUARTER AND YEAR END RESULTS

LAS VEGAS, NV
DATE:  February 5, 2001
For Immediate Release


Contact:  Gage Parrish, Vice President and Chief Financial Officer
(702) 365-7002

      Coast Resorts, Inc. today announced preliminary unaudited results for the fourth quarter and year ended December 31, 2000. The company posted record results for revenues and EBITDA (earnings before interest, taxes, depreciation, amortization, deferred rent and pre-opening costs) for both periods.

      For the quarter, revenues increased 31.8% to $125.9 million in 2000 compared to $95.5 million in 1999. EBITDA increased 30.7% to $27.7 million in 2000 compared to $21.2 million in 1999. The increases were primarily due to the opening of the Suncoast Hotel and Casino on September 12, 2000 and continued growth at The Orleans.

      For the full year of 2000, revenues increased 15.7% to $419.5 million compared to $362.5 million in 1999. EBITDA increased 26.0% to $98.3 million compared to $78.0 million in 1999.

      "The year 2000 was very gratifying for our company," said Harlan Braaten, President and Chief Operating Officer. "We had record years at both the Gold Coast and The Orleans, the Barbary Coast enjoyed its best year since 1992, and we successfully opened the Suncoast." Mr. Braaten will be speaking at Morgan Stanley Dean Witter's 2001 Global Leveraged Finance Conference in Boca Raton, Florida on Tuesday, February 6. Selected slides from his presentation will be available on the company's web site, www.coastcasinos.com, on February 6, 2001 at 11:00 a.m. EST.

      Mr. Braaten also commented on several recent developments at Coast Resorts. On January 9, 2001, the company sold its 29-acre piece of property located on Rancho Road in North Las Vegas to Station Casinos, Inc. for $9.0 million. The company determined that it would not achieve an acceptable return on investment if it developed the property due to the substantial gaming supply already in that area.

      On January 16, 2001 the company announced a $100 million expansion plan for The Orleans to be completed in phases through the end of 2002. The expansion will feature a special events arena, a 620-room hotel tower, a 2600-car parking garage, six additional movie theaters, two restaurants and an Irish Pub.

      On February 2, 2001 Coast Hotels and Casinos, Inc. (CHC), a subsidiary of the company, closed an offering of $50 million of Senior Subordinated Notes. These notes are an additional issue of CHC's 9-1/2% Senior Subordinated Notes due 2009, of which $175 million principal amount was already outstanding. The net proceeds of the offering of approximately $48.8 million were used to reduce borrowings on CHC's senior secured credit facility.

      Coast Resorts, Inc. is a Nevada-based gaming company that, through its wholly owned subsidiary, Coast Hotels and Casinos, Inc., operates four Las Vegas hotel-casinos, The Orleans, the Gold Coast, the Suncoast and the Barbary Coast.

      The statements in this press release which are not historical fact, including, but not limited to, statements about our future expectations, plans and prospects, are forward looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from our expectations as a result of various factors, including, but not limited to, the following:

   o increased  competition,   both  in   Nevada  and  other  states,  including
     California;
   o dependence on the Las Vegas area and Southern California for a majority of our customers;
   o uncertainties associated with construction projects, including the related disruption of operations and the availability of financing, if necessary;
   o substantial leverage and uncertainty that we will be able to service our debt; and
   o changes in laws or regulations, third party relations and approvals, ecisions of courts, regulators, and governmental bodies.

The forward looking statements included in this press release are made only as of the date of this presentation. We undertake no obligation to update these forward looking statements.


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